As filed with the Securities and Exchange Commission on May 8, 2018

Registration No. 333-52430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3725387 (I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, New Jersey (Address of Principal Executive Offices)	07078 (Zip Code)

The Dun & Bradstreet Corporation 2000 Stock Incentive Plan

2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan

(Full title of the plans)

Richard S. Mattessich, Esq.

Vice President, Associate General Counsel &

Assistant Corporate Secretary

103 JFK Parkway

Short Hills, New Jersey 07078

(Name and address for agent for service)

(973) 921-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Dun & Bradstreet Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2000, File No. 333-52430 (the “2000 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”).  A total of 10,000,000 shares of Common Stock were initially registered for issuance under the 2000 Form S-8 with 9,700,000 shares issuable under the 2000 Stock Incentive Plan and 300,000 issuable under the 2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan (the “2000 Director Plan”).

On August 7, 2007, the Registrant filed with the Commission Post-Effective Amendment No. 1 to the 2000 Form S-8, File No. 333-145191, to register an additional 400,000 shares of Common Stock issuable under the 2000 Director Plan.

On May 5, 2009, the shareholders of the Registrant approved The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”), which serves as the successor to the 2000 Stock Incentive Plan.  According to the terms of the 2009 Stock Incentive Plan, any shares that have not been issued under the 2000 Stock Incentive Plan will be available for issuance under the 2009 Stock Incentive Plan.  Of the 9,700,000 shares of Common Stock registered under the 2000 Form S-8 that are issuable under the 2000 Stock Incentive Plan, 1,133,539 shares (the “Carryover Shares”) remain available for issuance and are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register  the Carryover Shares for offer or sale pursuant to the 2009 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey on May 8, 2018.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Thomas J. Manning
Thomas J. Manning
Chairman of the Board and
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on May 8, 2018.

Signature	Position

/s/ Thomas J. Manning	Chairman, Interim Chief Executive Officer and Director
Thomas J. Manning	(principal executive officer)

/s/ Richard H. Veldran	Chief Financial Officer
Richard H. Veldran	(principal financial officer)

/s/ Anthony Pietrontone Jr.	Principal Accounting Officer and
Anthony Pietrontone Jr.	Corporate Controller
(principal accounting officer)

/s/ Cindy Christy	Director
Cindy Christy

/s/ L. Gordon Crovitz	Director
L. Gordon Crovitz

/s/ James N. Fernandez	Director
James N. Fernandez

/s/ Paul R. Garcia	Director
Paul R. Garcia

/s/ Anastassia Lauterbach	Director
Anastassia Lauterbach

/s/ Randall D. Mott	Director
Randall D. Mott

/s/ Judith A. Reinsdorf	Director
Judith A. Reinsdorf